Exhibit 1.A(3)(d)

                     MASTER SALES AND SUPERVISORY AGREEMENT
                                 LIFE INSURANCE


THIS MASTER SALES AND SUPERVISORY AGREEMENT (the "Agreement") is made this ___ day of _____________, 20__, by and among Security Life of Denver Insurance Company, Southland Life Insurance Company, Equitable Life Insurance Company of Iowa and USG Annuity & Life Company (collectively, the "ING Insurers"), ING America Equities, Inc. (the "ING Broker-Dealer"), ______________________(the "Distributor") and the Distributor Agency or Distributor Agencies identified on the signature page (the "Distributor Agency(ies)").

WITNESSETH

WHEREAS, the ING Insurers issue various life insurance contracts, both registered under the federal securities laws and non-registered, (the "Contracts"), and offer for sale such Contracts in accordance with federal securities laws and/or the applicable laws of those states in which the Contracts have been qualified for sale; and

WHEREAS, the ING Insurers have authorized the ING Broker-Dealer (which is registered with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1934 (the "1934 Act") and is a member of the National Association of Securities Dealers (the "NASD") as principal underwriter and distributor of the variable Contracts to enter into, subject to the consent of the ING Insurers, with distributors for the distribution of the Contracts; and

WHEREAS, the Distributor distributes registered and non-registered life insurance contracts through its registered representatives (the
"Representatives") affiliated with the Distributor Agency(ies) in accordance with applicable federal securities laws and applicable laws of those states in which the Distributor does business; and

WHEREAS, the Distributor proposes to undertake certain supervisory and administrative obligations discussed below in connection with the distribution of the Contracts and is authorized to enter into dealer agreements for distribution of Contracts;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and promises herein contained, the parties agree as follows:

1. Relationship of Parties. As set forth on Schedule 1, the ING Insurers are the issuers of the Contracts covered by this Agreement. Each Insurer shall have control over the offering of its Contracts and shall control the availability and rules regarding the offering of the Contracts. The ING Broker-Dealer is the principal underwriter and distributor of the respective Contracts (also as set forth on Schedule 1). The Distributor represents it is a registered broker-dealer under the 1934 Act and a member of the NASD. The ING Insurers hereby authorize the Distributor Agency under the insurance laws and each ING Insurer and ING Broker-Dealer authorizes the Distributor under the securities laws to distribute the Contracts. The Distributor agrees to supervise its Representatives in connection with the distribution, solicitation and sale of the Contracts and to perform other services as described below.

2.      Responsibilities of the ING Insurers. The ING Insurers agree to:

        (a) After receipt of the required license appointment application forms, request all state life insurance appointments needed in order for the Distributor Agency(ies) and its Representatives to act as representatives of the ING Insurers.

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        (b)    Review, accept, modify or reject applications for policies received from the Distributor Agency(ies) and its Representatives.

        (c) Pay compensation to the Distributor and or Distributor Agencies as outlined in Section 6 and on the Compensation Schedule.

        (d) Provide service to policyowners and relevant information to the Distributor, Distributor Agency(ies) and its Representatives regarding the policies written under this agreement, on a reasonable basis, as done in the normal course of business.

        (e) Accept sole responsibility for reviewing and paying, or declining to pay, all claims, according to the ING Insurers' normal business practices and administrative policies and procedures.

3. Authority and Duties of the Distributor. The Distributor agrees that it shall, at all times when performing functions under this Agreement, be registered as a securities broker-dealer with the SEC and will maintain its membership with the NASD. Additionally, the Distributor shall be licensed or registered as a securities broker-dealer in the states requiring such a license or registration in connection with supervision and other services pertaining to its Contract sales activities. The Distributor shall distribute the Contracts and shall have all attendant duties, responsibilities and liabilities associated with that function for compliance, supervision and servicing purposes. The Distributor agrees to use its best efforts to find suitable purchasers for the Contracts.

        (a) Selection and Supervision of Representatives. The Distributor shall select and employ Representatives and shall have full responsibility for the training, supervision and control of such Representatives as contemplated by Section 15(b)(4)(E) of the 1934 Act and applicable NASD Rules. Such Representatives shall be subject to the control of the Distributor with respect to such persons' securities-regulated activities in connection with the Contracts (where such Contracts require such regulation). In the case of registered Contracts, the Distributor shall cause its Representatives to be NASD registered representatives, appropriately licensed with the applicable state and appointed by the relevant ING Insurers before such Representatives engage in the solicitation of applications for such registered Contracts and in the case of all registered and non-registered Contracts, shall cause such Representatives to limit solicitation of applications to jurisdictions where such Representatives are licensed and appointed and where the Contracts being solicited have been approved for sale.

               The ING Insurers and Broker-Dealer shall not have any responsibility for the supervision of any Representative or any other associated person or affiliate of the Distributor. If the act or omission of a Representative or any other associated person or affiliate of the Distributor is the proximate cause of any claim, damage or liability (including reasonable attorneys' fees) to an ING Insurer or ING Broker-Dealer, the Distributor shall be entirely responsible and liable therefor.

        (b) Notice of Representative's Noncompliance. In the event a Representative fails or refuses to submit to the supervision of the Distributor, ceases to be a Representative of the Distributor, or fails to meet the rules and standards imposed by the Distributor on its Representatives, the Distributor shall communicate such fact to the ING Insurers and ING Broker-Dealer in writing immediately, and shall immediately notify such Representative that he or she is no longer authorized to sell the Contracts.

        (c) Compliance with NASD Registration and Conduct Rules and Federal and State Securities Laws. In the case of registered Contracts, the Distributor shall fully comply with the

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               requirements of the 1934 Act and all other applicable federal or state laws and with the rules of the NASD and shall establish such rules and procedures as may be necessary to cause diligent supervision of the securities activities of its Representatives. The Distributor agrees to maintain appropriate books, records and supervisory procedures as are required by the SEC, NASD and other regulatory agencies having jurisdiction.

        (d) Purchaser Suitability. In the case of all Contracts, the Distributor shall be responsible for suitability and shall take reasonable steps to ensure that its Representatives make recommendations to applicants to purchase Contracts only if there are reasonable grounds to believe the purchase of each Contract is suitable for the applicant. The procedure shall include review of all proposals and applications for Contracts for suitability and completeness and correctness as to form as well as review and endorsement on an internal record of the Distributor of the transactions. Neither the Distributor nor its Representatives shall engage, directly or indirectly, in the twisting or other solicitation of the policyowners of the ING Insurers for the purpose of inducing the termination or replacement of policies or contracts issued by the ING Insurers unless such termination is in the best interests of the policyowner.

        (e) Prospectus and Statement of Additional Information. In the case of registered Contracts, the ING Broker-Dealer shall provide the Distributor with prospectuses and any supplements or amendments thereto, and the Statement of Additional Information ("SAI") describing the Contracts subject to this Agreement. Each ING Insurer, with regard to Contracts it issues, is responsible for maintaining in effect, in accordance with the requirements of the SEC, each Registration Statement of which the prospectus is a part. Each ING Insurer shall immediately notify the Distributor of the issuance of any stop order or any federal or state regulatory proceeding which would prevent the sale of their respective Contracts in any state or jurisdiction. The Distributor shall ensure compliance with the prospectus delivery requirements of the 1933 Act. The Distributor agrees to deliver a copy of the SAI concurrently with a copy of the prospectus to Contract applicants in jurisdictions where such delivery may be required.

        (f) Advertising and Sales Promotion Materials. In the case of registered Contracts, the Distributor and the Distributor Agency(ies) shall perform the selling functions authorized by this Agreement only in accordance with the terms and conditions of the then current prospectus applicable to the Contracts and shall make no representations not included in the prospectus or in any authorized supplemental material, including illustrations. In the case of all Contracts, the Distributor shall use, and shall cause the Distributor Agency(ies) and its Representatives to use, in the solicitation and sale of the Contracts, only those advertising and sales materials, including illustrations, that are or have been approved by the appropriate ING Insurer and ING Broker-Dealer. In the event that the Distributor, Distributor Agency(ies) or any of its Representatives create advertising and sales promotion materials with respect to the Contracts, the materials may only be used with the prior written approval of the appropriate ING Insurer and ING Broker-Dealer.

        (g) Securing Applications. Each application for a Contract shall be made only on an application form provided by the appropriate ING Insurer. The Distributor shall review all such applications for completeness and for compliance with the conditions herein including, in the case of registered Contracts, the suitability and prospectus delivery requirements set forth above under Sections 2(d) and (e). All payments collected by the Distributor, or any of its Representatives, shall be remitted promptly, in full, without deduction or reduction, together with such application form and any other required documentation directly to the appropriate ING Insurer at the address indicated on such application or to such other address as may be designated by such ING Insurer. All such payments and documents shall be the property of the ING Insurers. Checks or

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               money orders in payment of such Contracts should be made payable to the order of the ING Insurer issuing the Contracts. The ING Insurers reserve the right to reject, in their sole discretion, any Contract application and return any payment made in connection with an application which is rejected. Unless otherwise agreed, Contracts issued on applications accepted by an ING Insurer shall be forwarded to the Representative of the Distributor for prompt delivery to the policyowner.

4.      Authority and Duties of the Distributor Agency(ies)

        (a)    Responsibilities of the Distributor Agency(ies)

               i. The Distributor agrees to procure applications for the ING Insurer's Contracts. Production must be through the Distributor Agency(ies) and Representatives of the Distributor Agency(ies), which are duly licensed and appointed by the ING Insurers in the applicable states.

               ii. The Distributor Agency(ies) shall recommend Representatives for appointment by the ING Insurers by causing such Representatives to complete any and all application forms required by the ING Insurers and to submit any other requirements that may be required under applicable law or by the ING Insurers. The Distributor Agency(ies) covenants and agrees that it and all of its Representatives appointed pursuant to this Agreement shall not solicit nor aid, directly or indirectly, in the solicitation of any application for any Contract until they are fully licensed by the proper authorities and appointed by the relevant ING Insurers under the applicable insurance laws within the applicable jurisdictions where the Distributor Agency(ies) and its Representatives propose to offer Contracts. The Distributor Agency(ies) further covenants and agrees that solicitations will only take place where the applicable ING Insurer is authorized to conduct business and where the Contracts may be lawfully sold.

               iii. The Distributor Agency(ies) shall periodically provide the ING Insurers with a list of all Representatives appointed by the Distributor Agency(ies) and the jurisdictions where such Representatives are licensed to solicit sales of the Contracts. The Distributor Agency(ies) shall provide immediate notice to the ING Insurers of any Representatives terminating their relationship with the Distributor Agency(ies). Upon such notice, the Representative's appointment with the ING Insurers shall be terminated and the Representative will no longer be authorized to represent the ING Insurers as contemplated by this Agreement. Notwithstanding such termination, the ING Insurers or any of them may, in their sole discretion reappoint and/or re-contract such Representatives.

               iv. The Distributor Agency(ies) shall prepare and transmit the appropriate appointment forms to the applicable ING Insurer at the address provided on the license appointment form. The ING Insurers may refuse, by written notice to the Distributor Agency(ies), for any reason, to apply for the appointment of a Representative and may cancel any existing appointment at any time. Upon receipt of such notice, the Distributor Agency(ies) agrees to immediately cause such Representative to cease solicitation of sales for the Contracts.

               v. The Distributor Agency(ies) shall supervise all Representatives appointed pursuant to this Agreement to solicit sales of the Contracts and shall bear responsibility for all acts and omissions of each Representative. The Distributor Agency(ies) shall comply with and exercise all responsibilities required by applicable federal and state law and regulations. The Distributor Agency(ies)

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                      shall train and supervise its Representatives to ensure
                      that purchase of a Contract is only recommended to an applicant if there are reasonable grounds to believe the purchase of the Contract is suitable for that applicant. While not limited to the following, a determination of suitability shall be based on information furnished to a Representative after reasonable inquiry of such applicant concerning the applicant's insurance and investment objectives, financial situation and needs, and the likelihood that the applicant will continue to make any premium payments contemplated by the Contract and will keep the Contract in force.

               vi. The Distributor Agency(ies) agrees to treat money received or collected for the ING Insurer who issued the Contract as property held in trust, and to remit such money promptly in full, together with the application form and any other required documentation, to such ING Insurer's Customer Service Center at the address shown on the application form for the Contract. All such payment and documents shall be the property of the applicable ING Insurer.

               vii. The Distributor Agency(ies) agrees to adhere to the "cash with application" requirements as set forth in each ING Insurer's rules and regulations, copies of which the Distributor Agency(ies) acknowledges it has received. The Distributor Agency(ies) further agrees, when applicable, to provide the proper form of interim coverage and inform the applicant of the specific conditions of the coverage.

               viii. The Distributor Agency(ies) agrees to comply with the underwriting and issue requirements of the ING Insurers, as published by the ING Insurers, and the applicable insurance laws and regulations of the state or states in which the Distributor Agency(ies) operates. Such laws and regulations include, but are not limited to, those pertaining to client funds, privacy and confidentiality, licensing, rebating, replacements, exchanges, solicitation and advertising.

               ix. The Distributor Agency(ies) agrees to inform the ING Insurers of all material facts of which it is aware relating to insurance of insureds or proposed insureds.

        (b)    Limitation of Authority.

               i. The Distributor Agency(ies) shall have no authority and agrees not to bind any ING Insurer by any promise or agreement; incur any debt, expense, or liability whatever in its name or account; or receive any money due or to become due to ING Insurer except first premiums on applications or Contracts and except where an ING Insurer otherwise agrees in writing.

               ii. The Distributor Agency(ies) shall have no authority and agrees not to deliver any policy or allow any policy to be delivered until the first premium has been paid in full. No delivery shall take place if, after an inquiry, the Distributor Agency(ies) or Representative is aware that any person proposed for insurance is not in the same condition of health, habits, occupation and other facts as are represented in the application.

               iii. The Distributor Agency(ies) shall have no authority and agrees not to make, modify or discharge any Contract, or bind an Insurer by making any promises respecting any Contract, except when authorized in writing to do so by an authorized officer of an ING Insurer.


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               iv.    The Distributor Agency(ies) shall have no authority and
                      agrees not to authorize or allow a Representative to do any act prohibited under this Agreement.

        c)     General Provisions.

               i. The Distributor Agency(ies) may not assign the rights to procure applications or be relieved of the obligations of the Distributor Agency(ies) under this Agreement without an ING Insurer's prior written consent.

               ii. There is no intention by either party under this Agreement, to create any third party beneficiary of this Agreement.

               iii. The Distributor Agency(ies) shall be solely responsible for hiring any staff it may desire and for maintaining office space and meeting necessary expenses without reimbursement from any ING Insurer.

               iv. The Distributor Agency(ies) and its Representatives shall be free to exercise independent judgment as to the time, place and means of performing all acts under this Agreement, and the relationship of the Distributor Agency(ies) and its Representatives to the ING Insurers shall be that of an independent contractor. Nothing in this Agreement shall be construed to create the relationship of employer and employee between the Distributor Agency(ies) (or any of its Representatives) and an ING Insurer.

               v. Each ING Insurer and the Distributor Agency(ies) recognize and respect each other's respective interest in providing continuing service to those who purchase Contracts. Each party agrees to provide the others relevant information regarding the Contracts on a reasonable basis, as done in the normal course of business.

               vi. Failure of the Distributor Agency(ies) or any ING Insurer to insist upon strict compliance with any of the conditions of this Agreement shall not be construed as a waiver of any such conditions.

               vii. No oral promises or representations shall be binding nor shall this Agreement be modified except by agreement in writing, executed on behalf of the ING Insurers and the ING Broker-Dealer by duly authorized officers of each of them.

               viii. This Agreement supersedes all previous contracts and agreements between or among the Distributor Agency(ies) and the ING Insurers made for the procurement of Contracts, but it shall not affect the economic obligations of either party under such previous contracts and agreements.

               ix. The provisions under this Section shall survive any termination of this Agreement.

               x. The Distributor Agency(ies) hereby grants a limited Power of Attorney to the Distributor, to execute any amendments, modifications or waivers with respect to this Agreement.

5. Property of ING Insurers. All money payable in connection with any of the Contracts whether as premium, purchase payment or otherwise and whether paid by or on behalf of any policyowner or anyone else having an interest in the Contracts is the property of the ING Insurer which issued the Contract and shall be transmitted immediately in accordance with the administrative


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procedures of such ING Insurer without any
        deduction or offset for any reason including, but not limited to, any deduction or offset for compensation claimed by the Distributor or the Distributor Agency(ies).

6.      Compensation.

        (a) While this Agreement is in force, the ING Broker-Dealer shall arrange for payment to the Distributor of compensation payable on sales of the registered Contracts solicited in accordance with the Compensation Schedule attached hereto, as in effect at the time the Contract premiums or purchase payments (both referred to as "Premiums") are received by an ING Insurer. Payment of compensation for sales of non-registered Contracts is payable to the Distributor Agency(ies) in accordance with the Compensation Schedule attached hereto. No compensation of any kind may be earned, paid, credited or accrued in any way with respect to sales in the State of New York.

        (b) After termination of this Agreement, payment of compensation shall be made in the same manner as if the Agreement had remained in force. However, the Distributor shall continue to be liable for any charge-backs pursuant to the provisions of the Compensation Schedules and for any other amount advanced by or otherwise due an ING Insurer or ING Broker-Dealer.

        (c) The ING Insurers shall not have responsibility for payment of any compensation whatsoever to any Representative of the Distributor. Compensation from the Distributor Agency(ies) to the Representative for Contracts solicited and sold by the Representative shall be governed by a separate agreement between the Distributor and its Representative, and to the extent deemed necessary by the Distributor, by an agreement between the Distributor and the Distributor Agency(ies).

        (d) The Distributor represents that no commissions or other compensation based upon a percentage of premiums or based upon a percentage of assets or other valuable consideration will be paid for services rendered in soliciting the purchase of the Contracts to any person or entity which is not duly licensed and registered by the required authority and appointed by the ING Insurers to sell the Contracts in the state of such solicitation or sale; provided, however, that this representation shall not prohibit the payment of compensation to the surviving spouse or other beneficiary of a person entitled to receive such compensation pursuant to a bona fide written contract that calls for such payment. The Distributor agrees that no compensation of any kind other than described in this Section 6 of this Agreement is payable by an ING Insurer or ING Broker-Dealer to the Distributor.

        (e) The amount of compensation, if any, and its time of payment for replacements, changes, conversions, exchanges, term renewals, term conversions, premiums paid in advance, policies issued on a "guaranteed issue" basis, or other special cases and programs, shall be governed by the ING Insurer's underwriting and administrative rules then in effect.

7. Refund of Compensation. No compensation shall be payable, and the Distributor and the Distributor Agency(ies) jointly and severally agree to reimburse the ING Broker-Dealer promptly, and in any event within 30 days, for any compensation paid to the Distributor or its Representatives under each of the following conditions: a) if an ING Insurer, in its sole discretion, determines not to issue the Contract applied for; b) if an ING Insurer refunds the premiums or purchase payments upon the applicant's surrender or withdrawal pursuant to any "free-look" privilege; c) if an ING Insurer refunds the premiums or purchase payments paid by applicant as a result of a complaint by applicant, recognizing that the ING Insurer has sole

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        discretion to refund premiums or purchase payments; d) if an ING Insurer determines that any person signing an application who is required to be licensed and appointed or any other person or entity receiving compensation for soliciting purchase of the Contracts is not duly licensed and appointed to sell the Contracts in the jurisdiction of such sale or attempted sale; and e) as may be otherwise provided in the Compensation Schedule.

8. Indebtedness and Right of Setoff. Nothing contained herein shall be construed as giving the Distributor or its Representatives the right to incur any indebtedness on behalf of the ING Insurers or the ING Broker-Dealer. The Distributor hereby authorizes any ING Insurer and ING Broker-Dealer to set off liabilities, however created, of the Distributor and its Representatives to any ING Insurer and/or ING Broker-Dealer against any and all amounts otherwise payable to the Distributor.

9.      Termination.

        (a) This Agreement may not be assigned except by written mutual consent and shall continue for an indefinite term, subject to the termination by any party upon ten-days' advance written notice to the other parties (subject to any longer time period if prescribed by state law), except that in the event that an ING Broker-Dealer or the Distributor ceases to be a registered broker-dealer or a member of the NASD, this Agreement shall immediately terminate.

        (b)    This Agreement shall be immediately terminated upon:

               i.     A breach of this Agreement by the Distributor.

               ii. The sale, dissolution, termination or other discontinuation of the Distributor, unless the ING Insurers and the ING Broker-Dealer have given written permission to the continuation of this Agreement, which consent will not be unreasonably withheld.

               iii.   Bankruptcy of the Distributor.

        (c) Upon termination of this Agreement, all authorizations, rights and obligations shall cease, except the agreements in Sections 3, 4, 5, 6, 7, 8,12, 13, and 14 and the payment of any accrued but unpaid compensation to the Distributor or refund of compensation due to the ING Broker-Dealer and the ING Insurers.

        (d) Also, upon termination of this Agreement, Distributor agrees to return to the ING Insurers all marketing materials, including illustration software, as well as all applicable confidential items listed in Section 13 of this Agreement that may be in the possession of the Distributor or its Representatives.

10. Non-Employee Relationship. For the purpose of compliance with any applicable federal or state securities laws or regulations, the Distributor acknowledges and agrees that in performing the services covered by this Agreement, it is acting in the capacity of an independent "broker" or "dealer" as defined in the By-Laws of the NASD and not as an agent or employee of the ING Insurers or the ING Broker-Dealer or any registered investment company. In furtherance of its responsibilities as a broker or dealer, The Distributor acknowledges that it is responsible for statutory and regulatory compliance in securities transactions involving any business produced by its Representatives concerning the Contracts.

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11.     Non-Exclusivity. The Distributor agrees that no territory or Contract is assigned exclusively hereunder and that the ING Insurers and ING Broker-Dealer reserve the right in their discretion to enter into selling agreements with other broker-dealers and distributors, and to contract with or establish one or more insurance agencies in any jurisdiction in which the Distributor transacts business hereunder.

12. Cooperation in Investigation. The Distributor, the Distributor Agency(ies), the ING Broker-Dealer and the ING Insurers jointly agree to cooperate fully in any insurance, securities or other regulatory investigation or proceeding or judicial proceeding arising in connection with any Contract without limiting the foregoing:

        (a) The Distributor shall promptly notify the ING Insurers and the ING Broker-Dealer of any customer complaint or notice of any regulatory authority investigation or proceeding or judicial proceeding which it might receive with respect to any Contract.

        (b) In the case of a substantive customer complaint, the parties shall cooperate in investigating and responding to such complaint. Any response shall be sent to the other parties to this Agreement for approval not less than five business days prior to its being sent to the customer or regulatory authority, except that if a more prompt response is required, the proposed response shall be communicated by telephone, email or facsimile transmission.

13. Confidentiality of Information. Distributor and the Distributor Agency(ies) acknowledge that each may acquire information relating to the products, strategies, systems, marketing plans, customers and personnel of ING Insurers and the ING Broker-Dealer and that such information is considered by the ING Insurers and the ING Broker-Dealer to be confidential and proprietary. The Distributor and the Distributor Agency(ies) shall hold all such information in strictest confidence and shall not (and shall cause its Representatives to not) (a) disclose such information to any third party; or (b) utilize such information for their commercial benefit or to the detriment of the ING Insurers or the ING Broker-Dealer. The Distributor and the Distributor Agency(ies) acknowledge that a breach of this provision would result in significant and irreparable harm to the ING Insurers and the ING Broker-Dealer and hereby agree and consent to an injunction in addition to any other remedies that the ING Insurers and the ING Broker-Dealer may have at law or in equity.

14.     Indemnification.

        (a) The ING Insurers and ING Broker-Dealer (referred to jointly in this Section 13 as "ING") agree to indemnify and hold harmless the Distributor and the Distributor Agencies (referred to jointly in this Section 13 as the "Selling Group") and such associated persons as its officers, directors, agents and employees, against any losses, claims, damages or liabilities, joint or several, to which Selling Group or such associated persons may become subject under the 1933 Act, the 1934 Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact required to be stated therein or necessary to make the statements therein not misleading contained (i) in any Registration Statement, any prospectus or any document executed by ING specifically for the purpose of qualifying a Contract for sale under the laws of any jurisdiction or (ii) in any written information or sales material authorized for and supplied or furnished to Selling Group and its Representatives by ING, their employees or agents, in connection with the sale of the Contracts. ING shall reimburse Selling Group and each such associated person for legal or other expenses reasonably incurred by Selling Group or such associated person in connection with investigating or defending any such loss, claim, damage, liability or action.

        (b) The Selling Group jointly and severally agree to indemnify and hold harmless ING and their affiliates and such associated persons as their officers, directors, agents and employees, against any losses, claims, damages or liabilities to which ING and any such associated person may become subject under the 1933 Act, the 1934 Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon:

               i. any unauthorized use of sales materials or any oral or written misrepresentations or any unlawful sales practices concerning a Contract by the Selling Group, its officers, directors, employees, agents, Representatives or associated persons; and

               ii. claims by agents or Representatives or employees of the Selling Group for commissions or other compensation or remuneration of any type; and

               iii. failure by agents, Representatives or employees of the Selling Group to comply with all applicable state insurance laws and regulations including but not limited to state licensing requirements, rebate statutes and replacement regulations, and the provisions of this Agreement; and

               iv. telephone instructions by a Representative to ING in connection with any Contract.

               The Selling Group shall reimburse ING and any director, officer, employee or agent for any legal or other expenses reasonably incurred by ING or such associated person in connection with investigating or defending any such loss, claim, damage, liability or action. This indemnity provision shall be in addition to any liability which the Selling Group may otherwise have.

        (c) After a party entitled to indemnification receives notice of the commencement of any action, if a claim in respect thereof is to be made against any person obligated to provide indemnification, such indemnified party shall notify the indemnifying party in writing of the commencement thereof as soon as practicable thereafter. However, the omission to so notify the indemnifying party shall not relieve it from any liability except to the extent that the omission results in a failure of actual notice to the indemnifying party, and such indemnifying party is damaged solely as a result of the failure to give such notice.

15. Fidelity Bond and Errors and Omissions Insurance. The Distributor shall secure and maintain a fidelity bond (including coverage for larceny and embezzlement), issued by a reputable bonding company, covering all of its directors, officers, agents, Representatives, associated persons and employees who have access to funds of an ING Insurer or ING Broker-Dealer. This bond shall be maintained at the Distributor's expense in at least the amount prescribed under Article III, Section 32 of the NASD Rules of Fair Practice or future amendments thereto. The Distributor shall provide the ING Broker-Dealer with a copy of said bond or verification of an applicable exception upon request. The Distributor shall also secure and maintain errors and omissions insurance acceptable to the Insurer and covering the Distributor and its Representatives. The Distributor hereby assigns any proceeds received from a fidelity bonding company, errors and omissions or other liability coverage, to an ING Insurer or ING Broker-Dealer as their interest may appear, to the extent of their loss due to activities covered by the bond, policy or other liability coverage. If there is any deficiency amount, whether due to a deductible or otherwise, the Distributor hereby indemnifies and holds harmless an ING Insurer and ING Broker-Dealer from any such deficiency and from the costs of collection thereof, including reasonable attorneys' fees. Alternatively, in the event that the Distributor self-insures this liability, it shall submit such proof to the ING Insurers and the ING Broker-Dealer as such parties deem satisfactory to demonstrate the adequacy of such financial resources.

16. Notices. All notices required hereunder shall be duly given if mailed to:

                             Office of General Counsel
                             ATTN: Variable Attorney
                             c/o Security Life of Denver
                             ING Insured Investor Group
                             1290 Broadway
                             Denver, CO  80203

        All notices to the Distributor shall be duly given if mailed to:

                             [Distributor name and address]

17.     Disputes; Arbitration.

        (a) If a dispute arises between the parties, the parties agree that their respective representatives shall meet and consult in good faith and attempt to settle the dispute, within thirty (30) days of written notice thereof, as a condition precedent to the initiation of arbitration proceedings as set forth herein. Notwithstanding any other provision of this Agreement to the contrary, the parties hereto agree that any and all disputes with respect to any claim pursuant to the provisions of this Agreement, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association by a panel of three (3) arbitrators appointed pursuant to such Rules, and judgment upon the award rendered by such arbitrators may be entered in any court having jurisdiction. Such arbitrators shall not have the authority or power to reform, alter, amend or modify any of the terms or conditions of this Agreement or to enter an award which reforms, alters, amends or modifies such terms or conditions. Notwithstanding the forgoing, the arbitrators shall have no authority to award any punitive damages except upon proof of fraud with intent to deceive. The decision of such arbitrators shall be in writing, setting forth both findings of fact and conclusions of law, and shall be final and conclusive upon the parties; and no suit at law or in equity based on such dispute, controversy or claim shall be instituted by any party hereto, other than to enforce the award of such arbitrators. Such arbitration shall be conducted in Denver, Colorado or in such other location as the parties thereto may agree.

        (b) In the event of a dispute, the prevailing party shall be entitled to be reimbursed by the non-prevailing party or parties for such prevailing party's reasonable attorney's fees and other expenses.

        (c) The parties agree that as precondition to the commencement of arbitration by any party, the dispute must be submitted to non-binding mediation with a mediator agreed to by both parties. If the parties cannot agree on a mediator within fourteen (14) days from the date of a request for mediation, the dispute will be mediated by a person selected in accordance with the rules of the American Arbitration Association.

18. Governing Law and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado.

19. Entire Agreement; Amendment of Agreement. This Agreement including any Exhibits and Schedules attached hereto contains the entire agreement among the parties concerning the subject matter hereof and supercedes any and all prior agreements, understandings, negotiations, correspondence or other written or oral communications among the parties respecting the subject matter. The ING Insurers or the ING Broker-Dealer may amend this Agreement, including any Exhibits and Schedules hereto, upon at least ten (10) days' prior written notice to the Distributor, unless otherwise stated in such Schedule. The submission of an application for the Contracts by the Distributor after the effective date of any such amendment shall constitute agreement to such amendment. Additional Distributor Agencies may be added as parties to this Agreement at any time by a written amendment signed by the ING Insurers, the ING Broker-Dealer, the Distributor and such additional Distributor Agencies. All Distributor Agencies, which are parties to this Agreement at the time of such amendment, hereby consent and agree in advance to the addition of such additional Distributor Agencies.

20. Binding Effect. This Agreement shall be binding on and shall inure to the benefit of the parties to it and their respective successors in interest. If any provision of the Agreement conflicts with any other provision, or if any provision shall be held of made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

21. Effective Date. This Agreement shall be effective as of the date it is fully executed by all parties.

22. Execution in Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which taken together will constitute one and the same instrument.

In reliance on the representations set forth and in consideration of the undertakings described, the parties represented below do hereby contract and agree.

[ING Insurers]                              [ING Broker-Dealer]

By: _________________________               By: _________________________

Title: ________________________             Title: ________________________

[Distributor]

By: __________________________

Name: ________________________

Title: _________________________

Date: _________________________

[Distributor Agency]                        [Distributor Agency]

By: __________________________              By: __________________________

Name: ________________________              Name: ________________________

Title: _________________________            Title: _________________________

Date: _________________________             Date: _________________________

[Distributor Agency]                        [Distributor Agency]

By: __________________________              By: __________________________

Name: ________________________              Name: ________________________

Title: _________________________            Title: _________________________

Date: _________________________             Date: _________________________



[Distributor Agency]                        [Distributor Agency]

By: __________________________              By: __________________________

Name: ________________________              Name: ________________________

Title: _________________________            Title: _________________________

Date: _________________________             Date: _________________________



[Distributor Agency]                        [Distributor Agency]

By: __________________________              By: __________________________

Name: ________________________              Name: ________________________

Title: _________________________            Title: _________________________

Date: _________________________             Date: _________________________



[Distributor Agency]                        [Distributor Agency]

By: __________________________              By: __________________________

Name: ________________________              Name: ________________________

Title: _________________________            Title: _________________________

Date: _________________________             Date: _________________________



[Distributor Agency]                        [Distributor Agency]

By: __________________________              By: __________________________

Name: ________________________              Name: ________________________

Title: _________________________            Title: _________________________

Date: _________________________             Date: _________________________

Firm Compensation by Plan

Effective immediately, and subject to the terms of the Master Sales and Supervisory Agreement, the gross Broker/Dealer compensation for the sale of each of the variable products included shall be at the percentages of premium shown on the following pages.

PCA (PRIMARY COMMISSIONABLE AMOUNT) is equal to the first year target premium. Gross premiums paid up to the PCA in any year are commissioned at the full PCA rate. If the gross premium paid in year one is less than the PCA, that difference is carried over to the second year. Premiums received in year two or later up to this difference, if any, are commissioned at the full PCA commission rate. A new PCA is generated any time a new coverage segment is created, except as a result of a change in death benefit option, only PCA and RCA. Premium dollars are allocated first to PCA, then to SCA, and then to RCA.

SCA (SECONDARY COMMISSIONABLE AMOUNT) is equal to the difference between the gross premiums paid in segment year one and the PCA.

RCA (RENEWABLE COMMISSIONABLE AMOUNT) equals zero in the first policy year. In renewal years, the RCA equals the gross premium paid less the PCA for that year, but never less than zero.

If a policy for which compensation has been paid is lapsed, surrenders or has a death benefit decrease in the first six months after issue, repayment of 100% of the compensation paid is due from the SELLING BROKER-DEALER. The reimbursement may be deducted by ING AMERICA EQUITIES from the next, or any subsequent, commission payment to SELLING BROKER-DEALER. If the amount to be reimbursed exceeds compensation otherwise due, SELLING BROKER-DEALER shall promptly reimburse ING AMERICA EQUITIES before the next commission cycle.

The Waiver of Cost of Insurance Rider, Additional Insured Rider and Waiver of Specified Premium Rider are commissionable and will have a separate target premium which is set at issue and is level thereafter.

If the Stated Death Benefit has been increased since the policy date, premiums received are allocated to the coverage segments in the same proportion that the guideline annual premium for each segment bears to the total guideline policy.

Premiums received within 15 days prior to policy anniversary will result in the agent receiving commissions at the same rate as if the premium was paid on the anniversary date. If a premium payment accompanies a request for a Stated Death Benefit increase or is receive while a request is pending, the payment will be applied to the policy but commissions shall not be payable until the increase is effective. The commission shall then be payable based on the premium being allocated among all segments as it would normally and the new target premium after the increase.

Compensation on initial premium shall be due tot he SELLING BROKER-DEALER at the time of the issuance of the policy and for all other premium payments at the time of the receipt and acceptance of premium by Security Life, except that the amount, if any, and the time of payment of compensation on stated death benefit increases, replacements, reissues, changes, conversions, exchanges, term renewals, term conversions, premiums paid in advance, policies issued on a "guaranteed issue" basis, policies requiring facultative reinsurance arrangements, and other special cases and programs shall be governed by Security Life's underwriting and administrative rules then in effect. The Compensation shall be payable to the SELLING BROKER-DEALER in accordance with the Schedules in effect at the time of issue of the policy.

               Plan Type           1st Policy Yr        2-10 Policy Yrs
FirstLine II Variable UL PCA          95.00%                95.00%
FirstLine II Variable UL SCA           3.0%                  N/A
FirstLine II Variable UL RCA           N/A                  3.00%

A trail commission of 0.15% on an annualized basis is calculated at the end of each policy month based on the policy's net account value at the end of the prior month. The trail commission begins at the eleventh policy anniversary.

The trail commission is payable annually at the end of a policy year provided the policy is in force (and not subject to the Grace Period provision) on that date.

Commission rates for Guaranteed Issue are the same as for fully underwritten cases.